Exhibit 99.1

JAVELIN MORTGAGE INVESTMENT CORP. ANNOUNCES

Monthly Dividend rate of $0.15 PER share for q4 2013

VERO BEACH, Fla. – September 18, 2013 – JAVELIN Mortgage Investment Corp. (NYSE: JMI) (“JAVELIN” or the “Company”) today announced the Q4 2013 monthly cash dividend rate for the Company’s Common Stock of $0.15 per share, which represents an annualized yield of 14.1% based on the closing market price of the stock on September 17, 2013.

In order to limit exposure to increasing volatility in the mortgage and US Treasury bond markets in Q3 2013, the Company sold approximately $0.5 billion of Agency mortgage-backed securities and purchased approximately $30 million of non-Agency mortgage-backed securities. At August 30, 2013, the Company’s aggregate portfolio totaled approximately $1.5 billion, down from a high of approximately $2.0 billion in early June 2013. The Company did not reduce any of its hedge positions since June 30, 2013, which represent 66.1% of repurchase agreement borrowings and resulted in a net balance sheet duration of 1.07 at August 30, 2013. For additional information about the Company’s investment portfolio, liquidity, financing, hedging and other matters please see the Company’s latest monthly update at http://www.javelinreit.com/updates/JMI_Company_Update_09-10-2013.pdf.

Q4 2013 Common Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
October 2013	$0.15	October 15, 2013	October 28, 2013

November 2013	$0.15	November 15, 2013	November 27, 2013

December 2013	$0.15	December 16, 2013	December 27, 2013

About JAVELIN Mortgage Investment Corp.

JAVELIN is a Maryland corporation that invests primarily in fixed rate, adjustable rate and hybrid adjustable rate Agency residential mortgage-backed securities (“RMBS”) and non-Agency RMBS. JAVELIN is externally managed and advised by ARMOUR Residential Management LLC, an investment advisor registered with the Securities and Exchange Commission (“SEC”). JAVELIN Mortgage Investment Corp. has elected to be taxed as a real estate investment trust for U.S. Federal income tax purposes, commencing with JAVELIN's taxable year ended December 31, 2012.

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

- MORE -

JAVELIN Mortgage Investment Corp. Announces $0.15 per share Monthly Dividend Rate

September 18, 2013

Additional Information and Where to Find It

Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov/, or the Company website http://www.javelinreit.com, or by directing requests to: JAVELIN Mortgage Investment Corp., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.

Investor Contact:

James R. Mountain

Chief Financial Officer

JAVELIN Mortgage Investment Corp.

(772) 617-4340

- END -